Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Allurion Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(2)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, par value $0.0001 per share(1)(6)	457(o)	—	—	$15,000,000	0.0001531	$2,296.50

Fees to Be Paid	Equity	Pre-funded warrants to purchase common stock, $0.0001 par value per share(3)(5)(6)	457(g)	—	—	—	—	—

Fees to Be Paid	Equity	Common stock, $0.0001 par value per share, underlying the pre-funded warrants(3)(5)(6)	other	—	—	—	—	—

Fees to Be Paid	Equity	Common warrants to purchase common stock(3)	457(g)	—	—	—	—	—

Fees to Be Paid	Equity	Common stock, par value $0.0001 per share, underlying common warrants(4)	457(o)	—	—	$15,000,000	0.0001531	$2,296.50

	Total Offering Amounts					$30,000,000		$4,593.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$4,593.00

(1)	Estimated solely for the purpose of computing the registration fee in pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)

Pursuant to Rule 416(a) under the Securities Act, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(3)

Pursuant to Rule 457(g) of the Securities Act, no separate registration fees are payable with respect to the common warrants to purchase shares of common stock, $0.0001 par value per share, offered hereby since such common warrants are being registered in the same registration statement as the common stock.

(4)

In addition to the common stock set forth in this table, pursuant to Rule 416 under the Securities Act, this registration statement also registers such indeterminate number of common stock as may become issuable upon exercise of the common warrants and pre-funded warrants.

(5)

The proposed maximum aggregate offering price of the common stock and accompanying common warrants proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants offered and sold in the offering, and as such the proposed maximum offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants) if any, is $15,000,000.

(6)

The registrant may issue pre-funded warrants to purchase common stock in the offering. The purchase price of each pre-funded warrant will equal the price per share at which shares of common stock are being sold to the public in this offering, minus $0.0001, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.0001 per share (subject to adjustment as provided for therein).